Exhibit 10.33

James J. Duffy Executive Vice President Human Resources

June 16, 2008

Mr. Alexander T. Mason
10600 Park Heights Avenue
Owings Mills, MD 21117

Dear Alex:

We are pleased to confirm your employment pursuant to terms set out in this letter (the “Letter Agreement”). On June 16, 2008, you will be joining CIT Group Inc. (“CIT” or the “Company”) as President and Chief Operating Officer of CIT. The term of your employment hereunder shall commence no later than June 16, 2008 and shall continue for the period ending May 31, 2010, subject to sooner termination pursuant to the terms hereof. This Letter Agreement summarizes your compensation and benefits and contains important information regarding your status as an employee and Executive Officer of CIT. This Letter Agreement shall be effective as of June 16, 2008.

Your annualized salary will be $650,000, to be paid bi-weekly. You will report to Jeffrey M. Peek, Chairman and Chief Executive Officer. Your primary work location will be in the Borough of Manhattan, New York City.

In your position, you will be an Executive Officer of CIT and an Officer, as that term is defined under the rules and regulations under Section 16 of the Securities Exchange Act of 1934, as amended. As an Executive Officer, your compensation and benefits, including annual bonuses, will, subject to the terms hereof, be determined by the Compensation Committee of the Board of Directors of CIT (the “Committee”), from time to time. The Committee awards bonuses for our Executive Officers based on the performance of the individual and CIT. Annual bonuses are generally payable in the first quarter following the close of the performance period (i.e., the calendar year). Bonus payments are generally included in the calculation of pension and other benefits.

You will be eligible for an annual bonus. With respect to bonuses for bonus plan years 2010 and thereafter, you must be employed by CIT on the date CIT pays bonuses to similarly situated executive employees in order to be paid an annual bonus.

With respect to each of the bonus plan years 2008 and 2009, you will receive a guaranteed cash bonus in an amount not less than $1,350,000 payable in the calendar year following the year to which such bonus relates, at the time CIT pays annual bonuses to similarly situated executive employees for the preceding year but in no event later than March 15 of such following year. CIT pays annual bonuses to similarly situated executive employees in the first quarter of the year following the end of the plan year for which the bonus is being paid. You will be paid your 2008 and 2009 bonuses in the amount and at the time specified in this paragraph even in the event your employment with CIT has terminated prior to payment unless your employment with CIT has terminated prior to payment for a reason or reasons other than an “Eligible Termination,” death or “Disability.” For purposes of this Letter Agreement, “Eligible

CIT 505 Fifth Avenue New York, NY 10017	t: 212.771.9403 f: 212.771.9407 james.duffy@cit.com

Alex Mason
June 16, 2008

Termination” and “Disability” will have the same meaning as defined in the Executive Severance Plan (the “ESP”) as in effect on the date of this Letter Agreement.

In addition, you will be eligible to participate in the CIT Group Inc. Long-Term Incentive Plan (the “LTIP”). In 2009, with respect to 2008, and in 2010 with respect to 2009, in accordance with the CIT Equity Compensation Award Policy (the “Policy”) and the terms and conditions of the LTIP and the applicable Award Agreements, which will include vesting and forfeiture conditions, you will be awarded a long-term incentive award in an amount not less than $1,500,000 in the form of Restricted Stock Units (“RSUs”) and a long-term incentive award in an amount not less than $1,000,000 in the form of Nonqualified Stock Options (“Options”) (collectively, the “Guaranteed Equity Awards”). The RSUs will be granted in January 2009 and 2010 respectively and $500,000 of the Options will be granted in each January and July of 2009 and 2010. The actual number of RSUs and Options that you may be awarded will be determined in accordance with the Policy based on the closing price of CIT’s common stock on the NYSE on the Grant Date (as defined below) and CIT’s valuation of the Options on that date. Commencing in 2011, with respect to performance in 2010, your awards under the LTIP will be determined by the Committee in accordance with criteria that the Committee uses to determine equity awards for similarly situated executive employees. You must be employed on the date of grant to receive equity awards under the LTIP, including the Guaranteed Equity Awards.

Notwithstanding the last sentence of the preceding paragraph, you will be paid the dollar value of the Guaranteed Equity Awards for any portions of the Guaranteed Equity Awards that have not been granted as of the date of your termination of employment from CIT only in the event that your termination of employment is an Eligible Termination or is due to death or Disability. Such payments will be subject to required payroll taxes and withholdings, and will be made in a lump sum cash payment on the first payroll pay date following your date of termination. If your employment with CIT terminates for any reason other than an Eligible Termination, death or Disability, you will not receive a payment with respect to any portion of the Guaranteed Equity Awards that have not been granted as of your date of termination.

In addition, as an incentive to accept CIT’s offer, in accordance with the Policy and the terms and conditions of the LTIP and the award agreements granted thereunder, you will receive a one-time award equal in value to $1,100,000 in the form of RSUs and a one-time award equal in value to $900,000 in the form of Options (collectively, the “Sign-On Awards”). In accordance with the terms of the Policy, these awards will be made on the first Grant Date following your date of employment and will be subject to vesting over three years from such Grant Date. Currently, the next planned date for the announcement of quarterly earnings is July 17, 2008. The actual number of RSUs and Options that you may be awarded will be determined based on the closing price of CIT’s common stock on the NYSE on the Grant Date and CIT’s valuation of the Options on that date.

Notwithstanding any provision to the contrary in any Award Agreement evidencing the grant to you of any of the Guaranteed Equity Awards and the Sign-on Awards provided for above, the following provisions shall apply with respect to any RSUs or Options granted to you pursuant to such Awards that remain outstanding but unvested as of the date of your Eligible Termination or the date of termination of your employment by reason of your death or Disability: (a) any such RSUs shall become immediately and fully vested on such date, and in the case of any such RSUs that were granted subject to the attainment of performance goals, shall vest with

Alex Mason
June 16, 2008

respect to the number of shares that would be payable if such performance goals were to be achieved at the target level specified in the applicable Award Agreement; and (b) any such Options shall become immediately and fully vested and excercisable on such date, and shall remain excercisable thereafter until the earlier of: (x) three years from your date of termination if your termination is due to your death or disability or two years from your date of termination if your termination is an Eligible Termination; and (y) the expiration of the Option Term.

Pursuant to the Policy, awards under the LTIP may be granted quarterly on the dates CIT publicly announces earnings (the “Grant Date”). CIT generally announces fourth-quarter earnings in mid-January. The actual number of RSUs and Options that you may be awarded will be determined based on the closing price of CIT’s common stock on the NYSE on the Grant Date and CIT’s valuation of the Options on that date. Subject to the provisions of this Letter Agreement, the Committee may establish the terms and conditions of awards under the LTIP at the time of grant, including the establishment of performance-based metrics. Generally, however, RSUs entitle recipients to receive one or more shares of CIT common stock, but stock is not actually issued at the time of grant, and vest after three years. Stock Options vest in three tranches: one-third of the grant will vest on each of the first, second and third anniversaries of the Grant Date. The Option exercise price will equal the closing price of CIT common stock on the applicable Grant Date. Actual terms and conditions of these long-term incentive awards will be fully described in Award Agreements that will be sent to you following the Grant Date.

You will be eligible to participate in CIT’s ESP, as in effect from time to time and subject to the terms and conditions thereof, or any successor plan. In connection with calculating the benefits to which you are entitled in accordance with Section 5.2(b) of the ESP, in the event of a “Change of Control,” as that term is defined in the ESP, the definition of “Average Annual Bonus” as set forth in Section 2.5 of the ESP will be replaced with the following definition:

“Average Annual Bonus” means the average of the two largest bonuses received by the Participant with respect to the three Annual Bonuses immediately preceding the Participant’s Separation from Service, which average shall be determined by including a zero in the average calculation with respect to any calendar year for which the Participant was eligible for an Annual Bonus but was not paid an Annual Bonus; provided, however that for this purpose for each of the years 2008 and 2009, you shall be deemed to have received an Annual Bonus of no less than $1,350,000 in each of those years.”

In addition, for purposes of your participation in the ESP, the definition of “Good Reason” is modified as follows:

Section 2.28(a) is modified to read as follows:

“(a) In all situations, whether or not there has been a Change in Control, (i) you have been assigned duties and responsibilities not commensurate with your position as President and Chief Operating Officer in any material respect or (ii) there is a material reduction in your annualized base salary.”

Alex Mason
June 16, 2008

To reflect the above-referenced change to Section 2.28(a) of the ESP, clause (ii) of Section 2.28(b) is deleted and clause (iii) of that section is re-designated as clause (ii). In addition, clause (ii) as so re-designated is amended to read as follows:

“(ii) any successor to the Company has failed to assume the obligations of the Company under this Letter Agreement, either expressly or by operation of law.”

In the event of a termination of your employment by the Company without Cause or by you for Good Reason, it is our mutual intent that you shall be entitled to severance benefits based on a multiple of two and one half times rather than two times. Accordingly, where the “two times” appears in Section 5.2(a)(i), Section 5.2(a)(ii), Section 5.2(b)(i), subclauses (A) and (C) and Section 5.2(b)(ii), subclauses (A)(x) and (A)(z), it shall read “two and one half times.”

For purposes of Section 2.27 and Section 5.5 of CIT’s ESP as applied to you, the “General Release” shall be consistent with the obligations of the parties as set forth in this Letter Agreement and any subsequent written agreements between the parties regarding the terms of your employment with the Company.

In addition, after the termination of your employment with CIT and the termination of benefits in accordance with Section 5.2(a)(v) of the ESP, you shall have the option to elect continued medical coverage under the CIT retiree health and welfare plan appropriate to your age and the age of your spouse and dependents, but only to the extent CIT continues to offer such retiree health and welfare benefits, subject to timely payment by you of periodic contributions equal to CIT’s full cost of providing such elected coverage.

You will also be eligible to participate in all employee pension and welfare plans and benefits and other benefit plans, practices, policies and programs generally applicable to executive employees of CIT subject to the terms and conditions of the applicable plans and programs in which you participate. You will also be eligible for financial and tax planning benefits. Materials describing our current executive benefits are attached for your review.

Finally, subject to the next following sentence, CIT will reimburse you for (i) such relocation expenses incurred by you during 2008 and 2009 as are allowed in accordance with the terms of the CIT Group Inc. Relocation Policy and/or (ii) for temporary housing expenses incurred by you for a maximum of nine months following the date on which your employment with CIT commences. The maximum amount of expenses that shall be eligible for reimbursement pursuant to the preceding sentence shall be $90,000.00 for expenses incurred by you during 2008 and $30,000.00 for expenses incurred by you in 2009. In addition, with respect to the federal, state and local income, employment or other taxes imposed on any reimbursement paid to you hereunder, (each amount so reimbursed, a “Reimbursement Payment”, and the taxes so imposed thereon, together with any interest or penalties imposed with respect to such taxes, the “Applicable Taxes”), CIT shall make an additional payment to you (a “Tax Gross-Up Payment”) in an amount which, after reduction for all taxes (including without limitation all federal, state and local income, employment, or other taxes) imposed on the Tax Gross-up Payment, will equal the Applicable Taxes imposed on the Reimbursement Payment. In the case of any Applicable Taxes that CIT remits to the applicable taxing authorities on your behalf

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June 16, 2008

through tax withholdings, CIT shall pay the required Tax Gross-up Payment to you (or to the applicable taxing authorities on your behalf as tax withholdings) on the date on which it so remits the Applicable Taxes. In the case of any Applicable Taxes that are remitted by you to the applicable taxing authorities, CIT shall pay the required Tax Gross-up Payment to you (less required tax withholdings thereon) by no later than twenty business days after you have notified CIT in writing that such Applicable Taxes have been so remitted by you.

CIT shall reimburse your reasonable attorneys’ fees incurred in connection with the negotiation of this Letter Agreement in an amount not to exceed $35,000, which amount shall be paid no later than 30 days after your date of hire.

You will be eligible for 12 days of vacation in 2008, and 20 days of vacation per year beginning in 2009. In addition, you will be eligible for company-paid holidays and personal days as per CIT’s time off policy. If you enroll, health coverage will commence on your first day of work. You will receive a benefits enrollment package within the next few weeks. In the interim, please review the enclosed guide to CIT benefits. To receive benefits coverage, you must complete all applicable enrollment forms within 45 days from the date you begin employment. Please return the remaining forms on your first day of employment.

This offer of employment is contingent upon the satisfactory completion of all employment processing (other than reference checking, which has already been done), including drug testing. Your official start date will be determined upon completion of this pre-employment screening.

Except for such components of compensation that are, by the express terms of this Letter Agreement, to be provided in the event of the termination of your employment, if your employment with CIT terminates at any time, for any reason, the items of compensation expressly provided by this Letter Agreement shall cease on your last day of employment. Anything herein to the contrary notwithstanding, the termination of this Letter Agreement shall not terminate any entitlements you may have to indemnification under applicable corporate documents or indemnification agreements in accordance with the terms of such documents or agreements, or to receive payments or benefits on or after termination of your employment to which you may be entitled in accordance with the terms of the LTIP, ESP or any other applicable plans, programs, policies, agreements or other arrangements of the Company.

Furthermore, in accepting this offer, you represent, warrant and agree that:

(i) you have not taken and will not take any confidential, proprietary or trade secret materials (or copies thereof), from your prior employers and to the extent you have such information in your possession, you will return all such information after your employment with such employer terminates;

(ii) you will not use any confidential, proprietary or trade secret information in violation of any contractual or common-law obligation to your former employers;

(iii) you are not subject to any agreement, plan or policy applicable to you that would prevent or restrict you from accepting this offer of employment and engaging in activities competitive with the activities of your former employers or from performing your duties and obligations hereunder;

Alex Mason
June 16, 2008

(iv) you are not subject to any agreement, plan or policy purporting to restrict your ability to solicit any employee, customer or prospective customer of any prior employer; or if you did not disclose to CIT any agreements with any of your prior employers restricting your post-employment activities, that you are not subject to any agreement, plan or policy purporting to restrict your ability to solicit any employee, customer or prospective customer of any prior employer;

(v) you have not requested, solicited or encouraged, and will not request, solicit or encourage, any employees or customers or clients of your former employers to join CIT or to leave your past employers in violation of any contractual, common-law obligation or duty to your past employers;

(vi) you are not party to any employment agreement or subject to any policy that would require you to give notice to your past employer of your resignation in order for such resignation to become effective (unless you have given or will give such notice, and any period of time required to elapse before such notice becomes effective will have elapsed before you commence your employment with CIT);

(vii) during the time that you are employed by CIT and then for one year after the date of termination of your employment for any reason (two years in the case of a termination by you without Good Reason or by CIT for Cause), you will not, without the written consent of the Board, directly or indirectly (A) knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business in the United States which is in competition with any line of business actively being conducted on the date of termination by CIT, unless such line of business accounts for less than ten percent (10%) of the gross revenues of CIT as of the date of termination, and (B) disparage or publicly criticize CIT or any of its affiliates. Nothing herein, however, will prohibit you from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle you to not more than one percent of the total outstanding votes entitled to be cast by securityholders of such business in matters on which such securityholders are entitled to vote;

(viii) during the time that you are employed by CIT and then for two years after the date of termination of your employment for any reason, you will not, without the written consent of the Board, directly or indirectly, hire any person who was employed by CIT or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with CIT and its respective affiliates, to terminate such relationship or to refrain from extending or renewing the same; and

(ix) you acknowledge that the provisions above are reasonable and necessary for the protection of CIT and its respective affiliates and that the provisions above shall survive the termination of your employment with CIT. In addition,

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June 16, 2008

you further acknowledge that CIT and its respective affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, you agree that, in addition to any other relief to which CIT may be entitled, CIT will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining you from an actual or threatened breach of such covenants. In addition, and without limiting CIT’s other remedies, in the event of any breach by you of such covenants, CIT will have no obligation to pay any of the amounts that continue to remain payable to you after the date of such breach under the Executive Severance Plan.

For purposes of this document, confidential or proprietary materials includes the memorialization of such information in any form, be it a physical piece of paper or information maintained electronically on a disc, hard drive or otherwise.

CIT agrees that for one year following the termination of your employment from CIT it shall not disparage or publicly criticize you. Solely for purposes of the immediately preceding sentence, “CIT” shall be deemed to refer only to CIT’s officers (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended).

Notwithstanding our entering into this Letter Agreement, nature of your employment remains “at-will.” This means that CIT or you may terminate your employment relationship at any time for any reason, with or without cause and without notice.

CIT and you intend that the benefits and payments described in this Letter Agreement will comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, guidance and other interpretative authority issued thereunder (collectively, “Section 409A”) to the extent subject thereto, and that this Letter Agreement will be interpreted and construed consistent with that intent. In addition, notwithstanding anything to the contrary contained in any other provision of this Letter Agreement, the payments and benefits to be provided to you pursuant to this Letter Agreement shall be subject to the provisions set forth below.

        (a) The date of your “separation from service”, as defined in the regulations issued under Section 409A, shall be treated as your date of termination for purpose of determining the time of payment of any amount that becomes payable to you hereunder upon the termination of your employment and that is treated as an amount of deferred compensation for purposes of Section 409A; and

        (b) If you are a “specified employee” within the meaning of the Section 409A at the time of your “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to you under this Letter Agreement, including but not limited to the Guaranteed Equity Awards or payments in accordance with the ESP, on account of your separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first payroll pay date after (i) the expiration of six months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to you or, if you have died, to your estate, in a single cash lump sum, an amount equal

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June 16, 2008

to aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to you until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the rate per annum equal to the short-term federal interest rate applicable under Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended, for the month in which you are treated as having incurred a separation from service for purposes of Section 409A.

        (c) All expenses eligible for reimbursement hereunder shall be paid to you as soon as practicable after your request for reimbursement is received by CIT, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by you in any calendar year that are eligible for reimbursement under this Letter Agreement shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder. The amount of any financial and tax planning benefits or other in-kind benefits provided to you in accordance with this Letter Agreement during any calendar year shall not affect the amount of such benefits to be provided to you in any other calendar year. Your right to receive any reimbursements or in-kind benefits pursuant to this Letter Agreement shall not be subject to liquidation or exchange for any other benefit.

        (d) In the case of any amounts that are payable to you hereunder or under the ESP in the form in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii). The ESP is hereby amended as to you to so provide, with respect to any installment payments payable to you thereunder.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any controversy, dispute or claim arising out of or relating to this Letter Agreement shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules (and no the Rules for Resolution of Employment Disputes) of the American Arbitration Association and this paragraph. The arbitrator(s) may award the costs of arbitration and/or attorneys’ fees incurred in connection with the arbitration based on his or their discretion. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This Letter Agreement sets forth the terms of your employment with us and supersedes any prior oral or written communications. A duplicate original of this Letter Agreement is enclosed for your records. To accept employment, please sign and return this Letter Agreement to me by [date]. Your signature below indicates that you understand and agree to the terms set forth in this Letter Agreement. If you do not return this Letter Agreement to me by June 16, 2008, this offer will expire. It may be faxed to 212-771-9407 or mailed to my attention. Handwritten changes to this Letter Agreement are not valid unless authorized and signed by me. In addition, no one at CIT other than me is authorized to vary the terms of this Letter Agreement.

Alex Mason
June 16, 2008

Alex, we are delighted at the prospect of your joining our team and look forward to having you on board. If you have any questions regarding this Letter Agreement, you may contact me at 212-771-9403.

Sincerely,

/s/ James Duffy
James Duffy
Executive Vice President
Human Resources

Agreed and accepted:

/s/ Alexander T. Mason
Alexander T. Mason
Date: 6/16/08